Exhibit 99.1

To the Owners of Greenland Energy Company

A research firm called Fugazi Research published a report this morning concluding that GLND is “uninvestable at any price above zero.” They’re entitled to their view. Their disclaimer says they may hold short positions and may trade before, during or after publication.

We take any commentary and criticism about GLND seriously, but we will not entertain inaccurate and misleading reports provided to our shareholders and the investing public. Our shareholders deserve to hear the truth from us.

What’s the current status of GLND’s activities?

GLND is an exploration-stage oil and gas company focused on the development and advancement of its exploration activities in Greenland. We currently have no earnings, no production and no proved reserves. Our first well has not been drilled. We said all of this ourselves in our prospectus and our 10-Q, in plainer language than Fugazi uses.

The 13-billion-barrel figure we provide is the high-end case of the 3U, unrisked prospective resource estimate prepared independently by Sproule ERCE. The same report puts the low-end case at approximately 1.1 billion barrels, with the best estimate at about 4.2 billion. None of these are reserves. We have never claimed otherwise. The only way to learn which number is closer to the truth is to drill, and that is exactly what GLND exists to do.

Where Do Earnings Come From?

Every oil field that has ever produced a dollar was once an undrilled prospect with no earnings. Value in exploration isn’t created by an income statement. It is created by removing uncertainty, one step at a time:

●	A prospect becomes a permitted drill site.

●	A drill site becomes a discovery.

●	A discovery becomes a contingent resource.

●	A contingent resource becomes a reserve.

●	A reserve becomes cash flow.

The asset is worth more at each step than it was at the step before. That increase is real value, even though no accountant will record it as earnings. Judging an exploration company by its P/E ratio is like judging a farmer’s spring by his harvest receipts. The ground has to be planted first.

The Company would rather be approximately right about a very large opportunity than precisely right about a very small one.

Further Inaccurate and Misleading Information in the Fugazi Research Report.

We will not address every inaccuracy in the report, but we believe it’s important to set the record straight on the following items:

Burn. Fugazi adds our $28 million of investing cash to our $4.6 million of operating cash and calls that the total a burn rate. Then it projects that we’ll run out of money in seven months. What the report fails to address is that $17.5 million was capitalized into the asset itself, and $10.5 million was prepaid exploration costs and deposits. Those are one-time acquisitions of things we own, not recurring expenses. Our operating cash use over six months was $4.6 million. Treating a down payment on a house like a monthly grocery bill will make any household look broke.

Dilution. Our share count rose because we sold shares and warrants for approximately $70 million in cash, and that cash is in the bank or in the ground in Greenland. Issuing shares for fair value isn’t destruction. Issuing them for nothing would be. The warrants Fugazi calls an “overhang” carry strike prices of $5.00 and $15.00. If exercised in full, they would bring in roughly $110 million of new cash into the company, but the potential for any exercise only occurs if the stock price increases above the strike price.

Pre-funded warrants. Pre-funded warrants aren’t free. The buyer pays virtually the entire price up front at the closing of the offering. GLND received that cash in April. Exercising them later for a nominal amount is simply how a pre-funded warrant instrument works. As for the trading position of any institutional investor, we do not pick our shareholders, and we cannot run this company by or for anyone’s trading calendar. Of course, we’d rather have owners than renters, but the market lets everyone choose.

The 2028 deadline. Permitting in Greenland takes as long as it takes; we do not control regulatory timing. Decisions about Greenland are made in Nuuk, as they should be, and our environmental baseline work at the planned well site was approved in August. We paid £500,000 to preserve our right to earn up to a 70% working interest for two more years. We think that’s one of the best-priced options we have ever bought. The alternative was rushing a frontier well to meet a calendar date. In this business, drilling right beats drilling fast, every time.

The auditors. Fugazi’s own report concedes that the PCAOB matter involving MaloneBailey concerned the firm’s quality-control systems generally, not its work for us. It also concedes that there were no disagreements with our prior auditor. A going-concern note on a pre-merger company with $231,000 in the bank isn’t a scandal. It’s arithmetic.

Internal controls. We reported our controls as not yet effective. We are a newly public company building a formal control framework, and we said so in writing, signed by our CEO and CFO. This is not uncommon for newly public companies as they transition to public company reporting requirements, and we are actively addressing the identified weakness. We will report our progress the same way.

Our directors. We chose Carol Craig for her experience taking a company public and operating under Nasdaq’s rules. We’ll let her record and ours be judged over time, not in a paragraph.

How To Evaluate Us.

Don’t judge us by our stock price this week. Mr. Market is a moody fellow, and he has been both too kind and too cruel to us already this year. Judge us by whether we do three things:

1.	Spend your money carefully.

2.	Secure the permits the right way, with Greenlanders rather than around them.

3.	Put a drill bit in the ground and tell you, promptly and plainly, what we find.

If we do those things and the rocks disappoint, you’ll hear it from us first. If the rocks deliver, the earnings Fugazi is looking for will follow the barrels, not the other way around.

Price is what you pay. Value is what you get. We intend to keep building the value.

Sincerely,

Larry G. Swets, Jr.

Executive Chairman, Greenland Energy Company